EXHIBIT 23.1



                               June 11, 1997


                     INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Prestige Financial Corp.:

     We consent to incorporation by reference in the Registration Statement on Form S-8 dated June 11, 1997, pertaining to the 1994 Stock Option Plan for Senior Management and the 1994 Stock Option Plan for Outside Directors, of Prestige Financial Corp. of our report dated January 17, 1997, relating to the consolidated statements of financial condition of Prestige Financial Corp. and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Prestige Financial Corp.



                             KPMG Peat Marwick LLP

Short Hills, New Jersey
June 11, 1997